Exhibit 10.12

Board Member Contract

As a member of the Board of Directors of Energy Edge Technologies Corp, I have a legal and fiduciary responsibility to ensure that the Company does the best work possible in pursuit of its goals and in the interests of the Company’s shareholders. I support the purpose and mission of the Company and pledge my commitment to assist in carrying out its work.

As a board member, I will consistently act responsibly and prudently. I understand my duties to include:

1.	Legal, fiscal and fiduciary responsibility, along with my fellow board members, for the well-being of this Company and its shareholders. As such, it is my responsibility to:

•	Assist in raising funds for the company pre-ipo and post public.
•	International Expansion Efforts and Contact contribution
•	Joint ventures and strategic alliance facilitation
•	Advisory with respect to banking services relating to Energy Edge Technologies
•	Facilitating finance solutions for company and clients to grow the company
•	Assist in promoting stock
•	Take company on road shows to various broker dealers when company gets listed on the NASDAQ.
•	Assist in expanding Energy Edge sales force
•	Corporate equity/debt issuance and follow on financings

2.
Attendance at 5 board meetings per year mandatory. Should I be unable to attend a meeting, I will, if needed, be available for telephone consultation. Additionally, I will serve on at least one board committee.

3.
Working in good faith with my fellow board members and staff toward the achievement of the Company’s goals. Should I fail to fulfill these commitments to the Company, I understand that the Board Chairman will call upon me to discuss my responsibilities. Should there come a time where I am no longer able to fulfill my obligations to the Company, it will be my responsibility to resign my position as a member of the Board of Directors.

As a board member, I understand that the Company will be responsible to me in the following ways:

1.
I will be sent, without request, quarterly financial reports and an update of Company all activities that allow me to meet the “prudent person” standards of the law. Further, I expect that I will have information about programs and policies, goals and objectives as appropriate.

2.	Opportunities will be provided for me to discuss with the Chairman and the Officers of Company, the Company’s programs, goals, activities and status.

3.
It is expected that board members and the Chairman will respond in a straightforward fashion to questions that I feel are necessary to carry out my fiscal, legal and fiduciary responsibilities to the Company.

4.	Board members and the Chairman will work in good faith with me towards achievement of our goals.

5.	If the Company does not fulfill its commitments to me, I may call upon the Chairman to discuss the Company’s responsibilities to me.

6.	The Company will carry directors’ and officers’ liability insurance.

7.	My compensation for service as a Board Member shall be 200,000 shares and $50,000 in options per annum.

_________________________________
Name:    Robert Holdsworth
Title:      Chairman
Date:      6-23-2010

_________________________________
Name:      Robert Holdsworth
Date:        6-23-2010